Exhibit 10.1

Summary of the Salaries
for the Named Executive Officers
of Brown Shoe Company, Inc.

	Base Salary (1) (2)
Name and Title of Executive Officer	2006	2005
Ronald A. Fromm Chairman of the Board and Chief Executive Officer	$850,000	$825,000
Diane M. Sullivan President	715,000	650,000
Joseph W. Wood President, Famous Footwear	522,000	506,000
Gary M. Rich President, Brown Shoe Wholesale	500,000	484,000
David H. Schwartz (3) Executive Counsel to the Chairman	472,000	472,000
Andrew M. Rosen Senior Vice President and Chief Financial Officer	500,000	425,000

(1)
In March of each year, the Compensation Committee meets to determine whether, based on market data, the performance of each executive officer and the performance of the Company during the preceding fiscal year, base salaries for the named executive officers should be increased. Additionally, base salaries for the named executive officers will generally increase concurrent with an officer’s promotion or an increase in an officer’s responsibilities, as may be determined by the Compensation Committee from time to time.

(2)
In addition to the base salary listed above, the executive officers listed may receive perquisites, including personal use of the corporate aircraft, financial and tax planning services, executive disability, executive physicals and club dues. In addition, the executive officers listed are eligible to participate in the Company’s 401(k) plan under which the Company matches 75% of the participant’s first 2% of deferred compensation and 50% of the next 4% of deferred compensation. In fiscal 2005, each named officer received 401(k) Company matching contributions as follows: each of R. Fromm, D. Sullivan, D. Schwartz and A. Rosen received $7,350; G. Rich received $7,382 and J. Wood Received $7,359.

(3)	Mr. Schwartz served as an executive officer with the title of Chief Administrative Officer and President, Brown Shoe International during 2005. He has announced his intended retirement and is no longer an executive officer.